Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Relations Contact: Ann Nishida, Hawaiian Telcom (808) 546-1888

For Immediate Release

Hawaiian Telcom Reports First Quarter 2007 Results

HONOLULU (Tuesday, May 15, 2007) — Hawaiian Telcom Communications, Inc. today reported financial results for its first quarter 2007.  Quarterly highlights for the Company include:

•                  The agreement to sell the Company’s directory publishing business for $435 million to Local Insight Media.

•                  Adjusted EBITDA (as defined herein) was $54.1 million, up 8.4 percent from the prior quarter.

•                  High-Speed Internet subscribers reached 91,000, or 23 percent penetration of residential primary access lines.

•                  Operating revenues increased 1.1 percent to $143.1 million from $141.5 million in the first quarter of the prior year, driven principally by increased demand for special access data services and higher levels of customer premise equipment (CPE) installations.

•                  The Company’s myChoice bundle subscribers jumped to 15,325, up 7,000 from the prior quarter.

“Earlier this month we marked our second anniversary as Hawaiian Telcom, and on the same day the transition of systems management responsibilities to Accenture was completed on schedule,” said Michael Ruley, Hawaiian Telcom’s chief executive officer.  “The collaboration with Accenture continues to drive improved systems performance, better customer service and with the transition completed we can shift some focus to systems enhancements for new products and services.  Together with other recent strategic initiatives we have taken, like the sale of our directory publishing business and the outsourcing of directory assistance, we are building a stronger foundation going forward.”

First Quarter 2007 Results

Revenues

First quarter revenues were $143.1 million, 1.1 percent higher than the previous year’s first quarter, driven principally by increased demand for special access data services and higher levels of CPE installations.  On a sequential basis, operating revenues were up $0.8 million in the first quarter led by growth in special access data services.

 “Our results from the first quarter provide us with a good start to the year and with innovative product launches like our new myChoice Wireless bundle that gives customers local, unlimited long distance, High-Speed Internet and wireless service for less than $100 per month, we are fulfilling our commitment to deliver innovation and value to the marketplace,” Ruley commented.

Operating Expenses

In the quarter, the Company received a cash payment of $52 million consistent with the terms of the settlement agreement with BearingPoint, for which a gain on settlement of $45.7 million was recorded.  Excluding the gain on settlement, operating expenses decreased $9.3 million in the first quarter of 2007 to $142.2 million, as compared to $151.6 million in the first quarter of 2006.

After excluding non-recurring costs, first quarter operating expenses were up 6.8 percent to $132.7 million when compared with $124.3 million in the first quarter 2006, primarily due to a $3.0 million increase in depreciation and amortization expenses related to new IT infrastructure and higher materials costs.  In the quarter, Hawaiian Telcom incurred $9.5 million of non-recurring costs versus $27.3 million in the first quarter of 2006.

Net Income/Adjusted EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA for the first quarter 2007 was $54.1 million.  Adjusted EBITDA was determined as follows (dollars in thousands):

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2007	2006

Net income (loss)	$15,537	$(38,591)
Income tax provision	1,500	1,543
Interest expense, net of interest income	29,542	26,985
Depreciation and amortization	43,675	40,467
EBITDA	90,254	30,404
Directories deferred revenue and costs	0	700
Settlement with BearingPoint	(45,681)	0
Transition costs	9,504	27,291
Adjusted EBITDA	$54,077	$58,395

Cash & Liquidity

At the end of the first quarter Hawaiian Telcom had drawn $112.0 million under its revolving credit facility, down from $160.0 million at the end of the fourth quarter, and has $87.8 million available, subject to covenants.  The Company received $52.0 million in cash in the first quarter 2007, consistent with the terms of the settlement agreement with BearingPoint.  The proceeds were used to pay down the revolving credit facility.  The Company received cash of approximately $49.2 million in the first quarter from operating and investing activities, including payments for the non-recurring costs mentioned earlier.  Reported capital expenditures were $16.1 million, or 11 percent of revenue down from 28 percent of revenue in the first quarter of 2006.

Sale of Directory Publishing Business

As previously announced on May 1, 2007, the Company has agreed to sell its directory publishing business to Local Insight Media for $435 million.  This sale, which is subject to approval by the Public Utilities Commission of the State of Hawaii, follows a growing trend among incumbent telephone companies to sell their directory publishing businesses to focus on their core business.  The Company will require the consent of a majority of the lenders under its existing senior secured credit facilities to permit the sale of the directory publishing business, and the Company also is currently exploring a possible amendment and restatement to those credit facilities to optimize its capital structure.

Conference Call

The Company will host a conference call to discuss its first quarter results at 7:30 a.m. (Hawaii Time), or 1:30 p.m. (Eastern Time) on Wednesday, May 16th, 2007.

To access the call, participants should dial (888) 417-7534 (US/Canada), or (706) 679-4222 (International) five minutes prior to the start of the call.  A telephonic replay of the conference will be available one hour after the conclusion of the call until 9:30 a.m. (Hawaii Time), or 3:30 p.m. (Eastern Time) May 23rd, 2007.  Access the replay by dialing (800) 633-8625 and entering confirmation code 21337104.  Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21337104.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and non-recurring costs not expected to occur regularly in the ordinary course of business.  The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance and make operating decisions as well as for covenant compliance purposes under the senior credit facility.

Forward Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2006. The information contained in this release is as of May 15, 2007. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

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Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006

Operating revenues	$143,133	$141,519

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	51,380	65,665
Selling, general and administrative	47,180	45,450
Settlement with BearingPoint	(45,681)	—
Depreciation and amortization	43,675	40,467

Total operating expenses	96,554	151,582

Operating income (loss)	46,579	(10,063)

Other income (expense):
Interest expense	(29,685)	(27,049)
Other income and expense, net	143	64

Total other expense	(29,542)	(26,985)

Income (loss) before provision for income taxes	17,037	(37,048)

Provision for income taxes	1,500	1,543

Net income (loss)	$15,537	$(38,591)

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in thousands, except per share information)

	March 31,	December 31,
	2007	2006

Assets

Current assets
Cash and cash equivalents	$4,931	$4,752
Receivables, net	74,935	100,370
Material and supplies	8,998	9,915
Prepaid expenses	3,284	4,894
Other current assets	7,969	7,690
Total current assets	100,117	127,621
Property, plant and equipment, net	792,462	818,172
Deferred financing and other assets	41,678	46,372
Intangible assets, net	568,413	583,220
Goodwill	136,779	136,779

Total assets	$1,639,449	$1,712,164

Liabilities and Stockholder’s Equity

Current liabilities
Accounts payable	$35,143	$91,690
Accrued expenses	37,407	23,941
Advance billings and customer deposits	15,855	15,540
Current maturities of long-term debt	37,750	26,500
Other current liabilities	3,477	3,764
Total current liabilities	129,632	161,435
Long-term debt	1,320,250	1,380,500
Deferred income taxes	11,800	10,300
Employee benefit obligations	55,133	50,874
Other liabilities	8,063	7,016
Total liabilities	1,524,878	1,610,125

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,181	428,118
Accumulated other comprehensive income	8,568	11,636
Accumulated deficit	(322,178)	(337,715)
Total stockholder’s equity	114,571	102,039

Total liabilities and stockholder’s equity	$1,639,449	$1,712,164

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited, Dollars in thousands)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$15,537	$(38,591)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	43,675	40,467
Deferred income taxes, net	1,500	1,500
Employee retirement benefits	4,259	2,689
Provision for uncollectibles	2,218	4,619
Write-down of software costs	18,593	—
Changes in operating assets and liabilities:
Receivables	23,216	8,286
Material and supplies	916	335
Other current assets	1,332	2,201
Accounts payable and accrued expenses	(48,454)	(2,994)
Other current liabilities	(287)	(245)
Other, net	2,735	733
Net cash provided by operating activities	65,240	19,000

Cash flows from investing activities:
Capital expenditures	(16,061)	(39,966)
Net cash used in investing activities	(16,061)	(39,966)

Cash flows from financing activities:
Proceeds from issuance of debt	16,000	184,000
Repayment of debt	(65,000)	(167,000)
Net cash provided by (used in) financing activities	(49,000)	17,000

Net change in cash and cash equivalents	179	(3,966)
Cash and cash equivalents, beginning of period	4,752	10,321

Cash and cash equivalents, end of period	$4,931	$6,355

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$15,580	$20,556
Income taxes paid	—	—